Exhibit 99.1

FRONTIER COMMUNICATIONS NAMES SCOTT BEASLEY CHIEF FINANCIAL OFFICER

NORWALK, CONN. – JUNE 2, 2021 – Frontier Communications Parent, Inc. (NASDAQ: FYBR) (“Frontier” or the “Company”) today announced that Scott Beasley will join the Company as Chief Financial Officer on June 14, 2021. Mr. Beasley was most recently Chief Financial Officer of Arcosa, Inc., a North American provider of infrastructure products and solutions. He will report to Nick Jeffery, Frontier’s President and Chief Executive Officer.

Mr. Beasley succeeds Sheldon Bruha, who will be departing from his position effective as of June 14, 2021, in order to pursue other opportunities. Mr. Bruha will remain with Frontier through a transition period.

“The addition of Scott Beasley as our new CFO is an important step in building a world-class leadership team as we transform our business into a modern technology company,” said Mr. Jeffery. “Frontier has a newly strengthened balance sheet and Scott brings considerable experience in corporate finance that will be critical as we invest in building our high-speed Fiber network. Scott is the ideal executive to lead our finance organization as we build Gigabit America.”

“We thank Sheldon Bruha for his significant contributions over the past three years,” Mr. Jeffery added, “Sheldon played a key role in Frontier’s successful emergence from bankruptcy, including leading the Company’s critical balance sheet restructuring. We wish him well in his future endeavors.”

Scott Beasley Bio

Scott Beasley was most recently Chief Financial Officer of Arcosa, Inc., a North American provider of infrastructure products and solutions, and helped lead its successful public spinoff in 2018. Under his financial leadership, Arcosa debuted on public equity and debt markets, developed a new shareholder base, implemented a disciplined capital allocation program, and published its inaugural ESG Sustainability Report. Arcosa executed 13 acquisitions in a 3-year period to reposition its portfolio around growth-oriented infrastructure products. From 2017 until Arcosa’s spin-off, Mr. Beasley was Group Chief Financial Officer of Trinity Industries, having served as Trinity’s Vice President of Corporate Strategic Planning since 2014. Prior to joining Trinity, Mr. Beasley was an Associate Partner at McKinsey & Company, where he led operational and organizational transformations across asset-intensive industries, and started his career as an Operations Manager at McMaster Carr Supply Company. Mr. Beasley received an AB in Economics from Duke University and an MBA in Finance and Accounting from Northwestern University’s Kellogg School of Management.

About Frontier

Frontier Communications Parent, Inc. (NASDAQ: FYBR) offers a variety of services to residential and business customers over its fiber-optic and copper networks in 25 states, including high-speed internet, video, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business™ offers communications solutions to small, medium, and enterprise businesses. More information is available at www.frontier.com.

Contact

Brigid Smith

AVP, Corporate Communications

203-614-5042

brigid.Smith@ftr.com

Source: Frontier Communications Parent, Inc.